EXHIBIT 5

November 18, 1994

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  The Dial Corp Registration Statement on Form S-8
     Dobbs International Services, Inc. Bargained
     Employees' 401(k) Plan

Gentlemen:

This opinion is delivered in connection with the registration by The Dial Corp, a Delaware corporation (the "Company"), on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended, for 50,000 shares of the Company's Common Stock ("Common Stock"), together with the associated preferred stock purchase rights ("Rights"), issuable pursuant to the Dobbs International Services, Inc. Bargained Employees' 401(k) Plan (the "Plan").

In arriving at this opinion, I have examined such corporate instruments, documents, statements and records of the Company and others as I have deemed relevant and necessary or appropriate for the purposes of this opinion.

I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, the conformity to original documents of all the documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, I am of the opinion that the 50,000 shares of Common Stock to be sold pursuant to the Registration Statement, together with the associated Rights, when issued and delivered by the Company in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable securities of the Company.

The provisions of the written documents constituting the Plan are in compliance with the requirements of ERISA pertaining to such provisions.

I hereby consent to the reference to my name in the Registration Statement and further consent to the inclusion of this opinion as
Exhibit 5 to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulation of the Securities and Exchange Commission.

Very truly yours,

/s/L. Gene Lemon
L. Gene Lemon